Exhibit 99.1

21ST CENTURY ONCOLOGY HOLDINGS, INC.

Investors:	Media:
Nick Laudico	Owen Blicksilver Public Relations
The Ruth Group	Carol J. Makovich	Jennifer Hurson
646-536-7030	203-622-4781	845-507-0571
nlaudico@theruthgroup.com	carol@blicksilverpr.com	jennifer@blicksilverpr.com

21st CENTURY ONCOLOGY RECEIVES $325 MILLION NET CASH PROCEEDS FROM PREFERRED EQUITY INVESTMENT

•                  New investor, Canada Pension Plan Investment Board, is Canada’s largest pension fund manager, with C$227 billion in assets under management

•                  Investment results in substantial deleveraging, stronger liquidity, and significant capital for continued business expansion

•                  21st Century Oncology (21C) to use fresh capital to drive integrated cancer care strategy, organic growth and corporate development initiatives

FORT MYERS, FL & NEW YORK, NY, SEPTEMBER 26, 2014 — 21st Century Oncology Holdings, Inc. (“21st Century Oncology” or “the Company”) and Vestar Capital Partners (“Vestar”) today announced that Canada Pension Plan Investment Board (“CPPIB”), Canada’s largest pension fund manager with C$227 billion in assets under management, has made a $325 million equity investment in the Company.  The investment provides the Company with substantial incremental liquidity, enables significant debt reduction, and secures the long-term capital necessary to support the Company’s future growth strategy.

Dr. Daniel Dosoretz, Founder and Chief Executive Officer, said, “This new capital provided by CPPIB is a significant equity investment for 21C. CPPIB’s investment is a key partnership in our worldwide leadership of Integrated Cancer Care (ICC) and our ability to achieve sustained organic and acquisitive growth. We are extremely pleased that CPPIB has joined Vestar Capital as a major equity partner, sharing our conviction that we will continue to leverage our unique global platform and execute our long-term business plan.”

Dr. Dosoretz continued, “Importantly, the investment allows us to continue to pursue our ICC and corporate development strategies that have driven the expansion of our business over the past several years. It will significantly enhance our capital structure and give us the resources necessary to continue providing integrated cancer care, improve the quality of care, and deliver that care at compelling value to our expanding patient population throughout North America and Latin America. Our business continues to perform well, with strong organic trends and growth contributions from the acquisitions of OnCure and SFRO. We expect to continue to build on our second quarter momentum as we move through the second half of 2014, delivering academic quality care to patients, improving census and executing our growth strategy.”

Scott Lawrence, Managing Director, Head of Relationship Investments, CPPIB, said, “We are pleased to become a cornerstone investor in 21C, and we look forward to a strong partnership with senior management and Vestar Capital. This investment is aligned with our goals of providing strategic, long-term capital to industry leading businesses where we can participate in their future success and help create greater value through an ongoing partnership.”

Rob Rosner, Chairman of the Board of 21C and Co-President of Vestar Capital, noted, “The CPPIB investment supports Vestar’s long-term thesis that 21C is the preeminent platform for integrated cancer care and provides academic quality care in comfortable, convenient and integrated settings.  We look forward to our partnership with CPPIB in fulfilling the Company’s mission and reaching its full business potential.”

The net proceeds of the investment will be used to repay all outstanding borrowings under the Company’s revolving credit facility of approximately $79.5 million, repay all obligations under the South Florida Radiation Oncology (SFRO) credit facilities of approximately $84.5 million, repay certain other debt and capital leases, fund strategic initiatives, and provide working capital for general corporate purposes.  As a result of the CPPIB investment, the recapitalization support agreement that the Company entered into in July has terminated in accordance with its terms. The Company’s senior subordinated notes will remain outstanding and unmodified.  Following the repayments of debt identified for repayment, the Company expects to have approximately $80 million of the net cash proceeds on hand.

Pursuant to the terms of the investment, CPPIB will receive shares of the Series A Convertible Preferred Stock and will have the right to nominate two directors for appointment to 21C’s Board of Directors.  The holders of a majority of the outstanding preferred stock will have customary consent rights and will be entitled to vote together with the holders of the Company’s common stock on an as-converted basis under certain circumstances.

A detailed Form 8-K filing that includes the specifics of the new preferred stock and related documentation is available on the U.S. Securities and Exchange Commission (SEC) website, www.sec.gov.

About 21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc. is the largest global, physician led provider of Integrated Cancer Care Services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. The Company operates 179 treatment centers, including 144 centers located in 16 U.S. states. The Company also operates 35 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

(Source: 21st Century Oncology Holdings, Inc.)

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 18 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, New York City and São Paulo, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At June 30, 2014, the CPP Fund totaled C$226.8 billion. For more information about CPPIB, please visit www.cppib.com.

About Vestar Capital Partners (“Vestar”)

Vestar Capital Partners is a leading U.S. middle-market private equity firm specializing in management buyouts. Vestar invests and collaborates with incumbent management teams and private owners in a creative, flexible and entrepreneurial way to build long-term enterprise value.

Vestar is targeting equity investments in the range of $50 million to $250 million in U.S.-based middle-market companies with enterprise values ranging from $150 million to $1.5 billion. Vestar has extensive experience investing across a wide variety of industries including Healthcare, Consumer, Digital Media, Information Services, Diversified Industries, and Financial Services. Since Vestar’s founding in 1988, Vestar funds have completed more than 70 investments in companies with a total value of more than $40 billion. For more information, please visit www.vestarcapital.com.

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